Remuneration
Report 2025
For the year ending December 2025
Cadeler A/S. Incorporated in Denmark.  Registration Number (CVR no.): 3118 0503
Kalvebod Brygge 43, DK-1560 Copenhagen V, Denmark

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Remuneration Report
This remuneration report (the “Report”) provides an overview of the total remuneration received by each member of the Board of Directors (the “Board”), and the Executive Management (the “Executive
Management”) of Cadeler A/S (the “Company”) during the financial year ending 31 December 2025. The
Executive Management means the members of the executive management of the Company registered as such with the Danish Business Authority. Currently the Executive Management consists of Mikkel Gleerup and Peter
Brogaard Hansen.
The remuneration of the Board and Executive Management has been provided in accordance with the remuneration policy of the Company adopted by the Extraordinary General Meeting on 23 April 2024 and
available on the Company’s website, cadeler.com, (the “Remuneration Policy”). The over-all objective of the remuneration policy is to attract, motivate and retain qualified members of the Board and the Executive
Management as the Company’s future development and success is dependent on management performance.
The remuneration of the Board and the Executive Management is designed to support the strategic goals of the Company and to promote value creation for the benefit of the shareholders of the Company.
This Report has been prepared in accordance with section 139b of the Danish Companies Act (the “DCA”), section 4.2.3 in the Recommendations on Corporate Governance (“Recommendations”) is-sued by the Danish
Corporate Governance Committee and the draft European Commission Guide-lines on the standardised presentation of the remuneration report under Directive 2007/36/EC, as amended by Directive (EU) 2017/828 with regards to the encouragement of long-term shareholder engagement (the “Guidelines”).
The remuneration of the Board and Executive Management for the financial year ending 31 December 2025 complies with the framework provided by the Remuneration Policy. There has been no deviation or derogation from the framework provided by the Remuneration Policy.
The information included in this Report has been derived from the audited annual report of the Company for the financial year ending 31 December 2025 available on the Company’s website, cadeler.com. All amounts are gross and quoted in EUR.

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Introduction
The remuneration of the Board for 2025 was in compliance with the Remuneration Policy, which stipulates that the Board may receive a fixed annual fee with the fee being pro-rated according to the date of the board member’s election to the Board, and that the Board does not receive any incentive or share-based remuneration. The remuneration of the Executive Management was in compliance with the Remuneration
Policy, with the receipt of cash bonus and share based incentives was based on performance criteria.
The remuneration of the Board and the Executive Management is designed to support the Company’s development by ensuring that members of the Executive Management are incentivised to achieve both financial and operational goals while supporting the long-term sustainability and development of the
Company.

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Board of Directors
According to the Company’s Remuneration Policy, members of the Board receive a fixed annual base fee approved by the Annual General Meeting. This annual base fee is determined in line with the market practice of comparable listed companies, taking into account the required competencies, effort and scope of work of the members of the Board.
The Chairman may receive an additional fixed fee of up to three times the fixed annual base fee for his/
her extended duties. Ordinary members of the Audit Committee, Remuneration Committee and
Nomination Committee may receive a supplementary fee of up to 50% of the fixed annual base fee, and the Chairman of the Audit Committee, Remuneration Committee and Nomination Committee may receive a supplementary fee of up to 100% of the fixed annual base fee.
No member of the Board is entitled to receive any share-based incentive, other variable remuneration or pension contribution.
The following fees were approved at the General Meeting on 22 April 2025

	Board	Audit Committee	Nomination Committee	Remuneration Committee
Member	EUR 76,923 (base fee)	EUR 8,547	EUR 2,137	EUR 8,547
Chairman	EUR 153,846 (base fee + board chair fee) (waived)	EUR 17,094	EUR 2,137	EUR 8,547
Vice Chairman	EUR 115,385 (base fee + vice chair fee) (waived)	—	—	—

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Board of Directors
Continued from previous page
Table 1 – Remuneration of Board for 2025

Name	Role	Annual fee	Committee fees	Travel allowance	Benefits	Extraordinary items	Total remuneration
Andreas Sohmen-Pao	Chairman of the Board of Directors Chairman of the Remuneration Committee	-	-	-	-	-	-
Emanuele Lauro	Vice Chairman of the Board of Directors	-	-	-	-	-	-
Ditlev Wedell-Wedellsborg	Board member Member of the Remuneration Committee	76,923	8,547	-	-	-	85,470
Andrea Abt	Board member Member of the Audit Committee	76,923	8,547	-	-	-	85,470
James Nish	Board member Chairman of the Audit Committee	76,923	17,094	-	-	-	94,017
Colette Cohen	Board member	76,923	-	-	-	-	76,923
Thomas Thune Andersen	Board member	76,923	-	-	-	-	76,923
Total		384,615	34,188	-	-	-	418,803
Andreas Sohmen-Pao is employed by BW Group and has not received remuneration as a Cadeler board member in 2025.
Emanuele Lauro is employed by Scorpio Holdings Limited and has not received remuneration as a Cadeler Board member in 2025.

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Executive Management
Members of the Executive Management are entitled to annual remuneration in accordance with the
Remuneration Policy, which may consist of the following fixed and variable remuneration components:
a.Annual fixed salary;
b.Employment Benefits,
c.Pension contribution,
d.Short-term and/or long-term incentive remuneration consisting of an annual performance-
based bonus in cash, shares, other share-based incentives, such as stock options, restricted share units, warrants and phantom shares,
e.Employee retention incentives in the form of cash or share-based incentives, and
f.Termination and severance payments.
The choice of these components is intended to permit a well-balanced remuneration package reflecting (i)
the individual performance and responsibility of the members of the Executive Management in relation to established goals and targets, both in the short and the longer term, and (ii) the Company’s overall performance.
In accordance with the Remuneration Policy, any performance-based bonus awarded to members of the
Executive Management be subject to performance criteria determined by the Board. The performance criteria may include both financial and non-financial targets related to the Company’s strategy and key performance indicators, which may include, but are not limited to, the Company’s health and safety record, revenue and EBITDA and the successful completion of projects, whether individually or collectively.
The composition of the remuneration of each individual member of the executive management is determined with a view to contributing to the Company’s ability to attract and retain competent key employees while, at the same time, ensuring that the Executive Management has an incentive to create added value for the benefit of the Company’s shareholders through variable remuneration.
Table 2 - Remuneration for the Executive Management for 2025

	Fixed Remuneration			Variable Remuneration
Name	Base salary	Benefits	Pension	Share based payment	Cash bonus	Relocation bonus	Total remuneration	Fixed/Total	Variable/Total
Mikkel Gleerup, CEO	619,426	17,724	61,935	848,746	1,238,852	333,029	3,119,712	22%	78%
Peter Brogaard Hansen, CFO	378,733	17,724	37,883	400,254	568,100	333,029	1,735,723	25%	75%
Total	998,159	35,448	99,818	1,249,000	1,806,952	666,058	4,855,435

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Executive Management
Continued from previous page
Fixed Remuneration
The annual fixed base salary and benefits are intended to attract and retain competent key employees with a view to contributing to the Company’s ability to obtain its short- and long-term targets. Members of the Executive Management are entitled to receive a pension contribution of up to 10% of the fixed base salary.
Variable Remuneration
Members of the Executive Management may in accordance with the Remuneration Policy be eligible to receive an annual performance-based bonus in cash, shares as well as other share-based incentives, such as stock options, restricted share units, warrants and phantom shares. The performance criteria shall be determined by the Board and may include both financial and non-financial targets related to the
Company’s strategy and key performance indicators, which may include, but are not limited to, the
Company’s health and safety record, revenue and EBITDA and the successful completion of projects, whether individually or collectively. The performance bonus shall be subject to the level of achievement of performance targets to be defined and set annually by the Board of Directors and comprising one or more financial years in the reference period.
The maximum annual value of a cash bonus and a share-based incentive grant, respectively, may not exceed 200% of the fixed annual salary at the time of grant. Where a performance bonus is to be paid in shares or other share-based incentives, the entitlement to shares shall be subject to a vesting period of at least 12 months and requirement of continuous service during the vesting period. Vesting may be subject to fulfilment of certain pre-defined criteria if determined by the Board of Directors.
Incentive Schemes
In December 2021, a new remuneration scheme was agreed with effect from January 2022, replacing the existing share-based incentive schemes for members of the Executive Management.
1.In January 2022, the CEO was granted 55,430 Options over Cadeler shares which vested in May
2024 and expire in April 2027. The strike price will range from NOK 36.02 to NOK 38.42 depending on the exercise period.
2.In May 2022, the CEO was granted 221,719 and the CFO was granted 67,440 options over Cadeler shares, which will vest in May 2025 and expire in May 2028. The strike price will initially be NOK
40.24 and the grant is conditional upon continued employment with Cadeler.
3.In January 2023, the CEO was granted 130,416 and the CFO was granted 59,280 Restricted Share
Units, which will vest in July 2025.
4.In August 2023, the CEO and the CFO were granted 385,320 and 237,120 options over Cadeler shares respectively, which will vest in August 2026 and expire in August 2029. The strike price will initially be NOK 45.49 and the grant is conditional upon continued employment with Cadeler.
5.In May 2024, the CEO and the CFO were granted 122,825 and 70,186 Restricted Share Units respectively, which will vest in May 2027 and the grant is conditional upon continued employment with Cadeler.
6.In May 2024, the CEO and the CFO were granted 245,651 and 140,372 options over Cadeler shares respectively, which will vest in May 2027 and expire in May 2030. The strike price will initially be
NOK 74.32 and the grant is conditional upon continued employment with Cadeler.
7.In March 2025, the CEO was granted 631,724 and the CFO was granted 280,766 options over
Cadeler shares respectively, which will vest in March 2028 and expire in March 2031. The strike price will initially be NOK 60.20, and the grant is conditional upon continued employment with
Cadeler.

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Executive Management
Continued from previous page
Extraordinary awards
Members of the Board and Executive Management may under the remuneration policy be offered extraordinary awards in the form of a one-off bonus or other extraordinary variable remuneration. The value of such extraordinary award may not exceed 100% of the fixed annual salary.
Termination and Severance Payments
According to the Company’s Remuneration Policy, the members of the Executive Management are employed on individual contracts that are generally entered into for an indefinite term with a mutual right of termination. The notice period may be up to 6 months for the member of the Executive Management and up to 12 months for the Company. In case of termination, members of the Executive Management may be entitled to a severance payment of up to 12 months’ total remuneration. In case of change of control, members of the Executive Management will be entitled to 24 months total remuneration.
Non-Monetary Benefits
Members of the Executive Management are offered customary employee benefits such as telephone, computer and internet, as well as other benefits, including company car or company car allowance as approved by the Board. The value of such benefits may not exceed 50% of the fixed annual salary.
Claw-Back
The Company has the option of reclaiming, in full or in part, granted incentive remuneration in certain situations, including where incentive remuneration was awarded or paid out on the basis of in-formation which subsequently proved to be incorrect. During the financial year ending 31 December 2025, no incentive remuneration was reclaimed.

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Overview
The development in the remuneration of the Board and Executive Management over the past five financial years is summarised in the table below.
The result for the Group in 2025 was a profit of EUR 280,184 thousand compared to a profit of EUR 65,069 thousand in 2024, EUR 11,498 thousand in 2023, EUR 35,541 thousand in 2022, and EUR 7,451 thousand in
2021.
Average employee compensation per full time equivalents for onshore employees for the Group in 2025 was EUR 151 thousand compared to EUR 137 thousand in 2024, EUR 173 thousand in 2023, EUR 141 thousand in 2022 and EUR 131 thousand in 2021.

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Table 3 – Comparison of remuneration over the past five financial years

Name	2025	2024	2023	2022	2021	2025 vs. 2024	2024 vs. 2023	2023 vs.2022	2022 vs. 2021
Mikkel Gleerup, CEO	3,119,712	2,124,876	1,909,870	1,010,372	873,484	994,836	215,006	899,498	136,888
Peter Brogaard, CFO	1,735,723	1,119,894	738,245	263,243	-	615,829	381,649	475,002	263,243
Mark Konrad, Former CFO	-	-	-	100,648	277,762	-	-	(100,648)	(177,114)
Emanuele Lauro	-	-	-	-	-	-	-	-	-
Andreas Sohmen-Pao	-	-	-	-	-	-	-	-	-
Andreas Beroutsos	-	-	-	-	-	-	-	-	-
David Cogman	-	-	-	-	-	-	-	-	-
Connie Hedegaard	-	-	26,185	60,000	-	-	(26,185)	(33,815)	60,000
Jesper Lok	-	18,853	60,000	60,000	-	(18,853)	(41,147)	-	60,000
Ditlev Wedell-Wedellsborg	85,470	82,821	60,000	60,000	-	2,649	22,821	-	60,000
Andrea Abt	85,470	81,250	36,643	-	-	4,220	44,607	36,643	-
James Nish	94,017	81,130	-	-	-	12,887	81,130	-	-
Colette Cohen	76,923	57,531	-	-	-	19,392	57,531	-	-
Thomas Thune Andersen	76,923	12,253	-	-	-	64,670	12,253	-	-
Andreas Sohmen-Pao, Andreas Beroutsos and David Cogman are employed by BW Group, and BW Group has borne their remuneration. Emanuele Lauro is employed by Scorpio Holdings Limited, and Scorpio Holdings
Limited has borne his remuneration.

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Kalvebod Brygge 43
DK–1560 Copenhagen V
Denmark
+45 3246 3100
www.cadeler.com